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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
eCollege.com:

        We consent to the incorporation by reference in the registration statements (No. 333-108501) on Form S-3 and (No. 333-34326) on Form S-8 of eCollege.com of our report dated March 12, 2004, except as to Note 2, which is as of August 19th, 2004, with respect to the consolidated balance sheets of eCollege.com as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K/A of eCollege.com. Our report refers to a change in the method of accounting for employee stock-based compensation, and a restatement of the consolidated financial statements as of and for the year ended December 31, 2003.

/s/ KPMG LLP

Denver, Colorado
August 19, 2004

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Consent of Independent Registered Public Accounting Firm